AMENDMENT TO EMPLOYMENT AGREEMENT Effective as of January 1, 2026

WHEREAS, the Company and the Executive entered into the Agreement, which contains certain provisions: and

WHEREAS the parties desire to amend the Agreement to modify the provisions related to the Executive’s Employment Agreement in the event of:

Amendment:

1.Amendment to Section 9 (Payments Upon Termination of Employment): a. Section 9.b (termination without cause) and (Executive terminates for Good Reason) of the Agreement is hereby amended and restated in its entirety as follows:
(b) If the Company terminates Executive's employment without Cause, or if Executive terminates Executive's employment for Good Reason, Executive shall receive any accrued but unpaid Base Salary earned through Executive's separation date, which shall be paid in a lump sum according to the Company's regular payroll schedule and applicable law. Additionally, provided that Executive signs and complies with a general release agreement in a form provided by the Company containing customary terms and conditions, the Executive shall also receive: (i) a lump sum severance payment equal to twelve (12) months of the Executive's annual base salary, payable within thirty (30) days following the effective date of the release; (ii) a pro-rated amount of the annual target short term incentive; (iii) and a pro-rated amount of the annual target long-term equity incentive under this Agreement, all in a lump sum cash payment, within thirty (30) days of the effective date of the release referenced in clause (iv) and eighteen (18) months of the Consolidated Omnibus Budget Reconciliation Act (COBRA) at the Executive's termination of employment or until Executive becomes eligible under another employer's plan, whichever occurs first. Such payments shall be made consistent with the Company’s payroll practice during the period that begins on the effective date of the release described herein. All payments, benefits, and timing described herein shall comply with Section 409A of the Internal Revenue Code.

2. Addition of Annual Short-Term Incentive Compensation:

During the term of the Agreement, Executive shall be eligible for annual cash     compensation based on performance criteria developed and evaluated by the Compensation Committee of the Board of Directors in consultation with the Executive. The target annual cash incentive compensation shall be 30% of Executive Base Salary (“Bonus”).

3. No Other Changes: Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4. Governing Law: This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

5. Counterparts: This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

MIDDLESEX WATER COMPANY

By: /s/ Nadine Duchemin-Leslie _
Nadine Duchemin-Leslie
President and CEO

ATTEST:

/s/_Jay L. Kooper_________
Jay L. Kooper, Vice President,
General Counsel & Secretary

/s/ Gregory Sorensen____
Gregory Sorensen
Vice President and COO